EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 26, 2014 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) on the consolidated financial statements of Bion Environmental Technologies, Inc. and subsidiaries, which report appears in the annual report on Form 10-K of Bion Environmental Technologies, Inc. and subsidiaries for the year ended June 30, 2014.

/s/ GHP HORWATH, P.C.

Denver, Colorado

February 27, 2015